Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 120 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated May 21, 2014 on the financial statements and financial highlights of Deutsche Alternative Asset Allocation Fund (formerly DWS Alternative Asset Allocation Fund) (one of the Funds comprising Deutsche Market Trust (formerly DWS Market Trust)), included in the Fund’s Annual Report for the fiscal year ended March 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 21, 2014